As filed with the Securities and Exchange Commission on December 13, 2024

Registration No. 333-283383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GUARANTY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	75-1656431
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

16475 Dallas Parkway, Suite 600

Addison, Texas 75001

(888) 572-9881

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tyson T. Abston

Chairman and Chief Executive Officer

Guaranty Bancshares, Inc.

16475 Dallas Parkway, Suite 600

Addison, Texas 75001

(888) 572-9881

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

(214) 855-3906

(214) 855-8200 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non−accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-283383) (the “Registration Statement”) of Guaranty Bancshares, Inc. is being filed solely to file Exhibit 4.6 and Exhibit 4.7 to the Registration Statement. Accordingly, this Amendment No. 1 consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages, Exhibit 4.6, and Exhibit 4.7. This Amendment No. 1 does not modify any provision of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses that we expect to incur in connection with the sale and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all amounts shown are estimates:

SEC registration fee(1)	$ 13,905
Printing fees and expenses	$ *
Legal fees and expenses	$ *
Accounting expenses	$ *
Trustee and depositary fees and expenses	$ *
Blue sky fees and expenses	$ *
Rating agency fees	$ *
Listing fees and expenses	$ *
Miscellaneous expenses	$ *
Total	$ *

(1) See Exhibit 107 Filing Fee Table attached to this registration statement.

* These fees are calculated based on the securities offered and the number of issuances and, accordingly, cannot be calculated at this time.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Texas Business Organizations Code, or TBOC, permits a Texas corporation to limit in its certificate of formation the liability of the corporation’s directors to the corporation or its shareholders for conduct in the performance of each such director’s duties. However, Texas law does not permit any elimination or limitation of liability of a director who is found liable under applicable law for: (1) a breach of the director’s duty of loyalty, if any, to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or involves intentional misconduct or a knowing violation of law; (3) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. The registrant’s certificate of formation provides that the personal liability of the directors and officers of the registrant for monetary damages shall be eliminated to the fullest extent permitted by the TBOC.

Sections 8.101 and 8.103 of the TBOC provide that a Texas corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is, or was a director only if a determination is made that such indemnification is permissible under the TBOC: (1) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (2) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (3) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (1) or (2); (4) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or, (5) by unanimous vote of the shareholders. The power to indemnify applies only if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interest of the corporation, and, in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

Section 8.104 of the TBOC provides that a Texas corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 of the TBOC and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation, as provided by: (1) the corporation’s governing documents; (2) an action by the corporation’s governing authority; (3) resolution by the shareholders; (4) contract; or (5) common law. As consistent with Section 8.105 of the TBOC, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Our certificate of formation provides that, to the fullest extent and under the circumstances permitted by Chapter 8 of the TBOC, (1) we must indemnify and advance expenses to directors and officers, and (2) we may indemnify and advance expenses to employees and agents who are not directors and officers. Our certificate of formation also authorizes us to purchase and maintain insurance on behalf of our directors and officers.

The foregoing is only a general summary of certain aspects of Texas law and our certificate of formation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the TBOC referenced above and our certificate of formation, which is incorporated by reference into this registration statement.

The Federal Deposit Insurance Act, or the FDI Act, provides that the Federal Deposit Insurance Corporation may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined by the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. Federal Deposit Insurance Corporation regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries, and affiliated holding companies from indemnifying officers, directors, or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer, or employee.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k). We also maintain directors’ and officers’ liability insurance.

ITEM 16. EXHIBITS.

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1

Third Amended and Restated Certificate of Formation of Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-1/A filed by Guaranty Bancshares, Inc. on May 1, 2017)

3.2	Third Amended and Restated Bylaws of Guaranty Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the registration statement on Form S-1 filed by Guaranty Bancshares, Inc. on April 6, 2017)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-1 filed by Guaranty Bancshares, Inc. on April 6, 2017)
4.2	Specimen Preferred Stock Certificate*
4.3	Form of Articles of Amendment for Series of Preferred Stock*
4.4	Form of Warrant Agreement and Certificate*
4.5	Form of Subscription Rights (including form of Subscription Rights Certificate)*
4.6	Form of Indenture for Senior Debt Securities
4.7	Form of Indenture for Subordinated Debt Securities
4.8	Form of Senior Debt Security*
4.9	Form of Subordinated Debt Security*
4.10	Form of Purchase Contract Agreement*
4.11	Form of Unit Agreement and Unit Certificate*
5.1	Opinion of Norton Rose Fulbright US LLP***
23.1	Consent of Whitley Penn LLP***
23.2	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)***
24.1	Powers of attorney (included on signature page)***
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, for the Senior Debt Indenture**
25.2	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, for the Subordinated Debt Indenture**
107	Filing Fee Table***

* To be subsequently filed, if necessary, by an amendment to the registration statement or by a Current Report on Form 8-K and incorporated by reference in connection with the offering of securities registered hereunder.

** To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

*** Previously filed.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on the 13th day of December, 2024.

Guaranty Bancshares, inc.

By:	/s/ Tyson T. Abston
Tyson T. Abston
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature		Title	Date

By:	/s/ Tyson T. Abston	Chairman of the Board, Chief Executive Officer and Director	December 13, 2024
	Tyson T. Abston	(Principal Executive Officer)

By:	/s/ Shalene A. Jacobson	Executive Vice President and Chief Financial Officer	December 13, 2024
	Shalene A. Jacobson	(Principal Financial and Accounting Officer)

By:	*	Director	December 13, 2024
Kirk L. Lee

By:	*	Director	December 13, 2024
Richard W. Baker

By:	*	Director	December 13, 2024
Jeffrey Webb Brown

By:	*	Director	December 13, 2024
James S. Bunch

By:	*	Director	December 13, 2024
Sondra Cunningham

By:	*	Director	December 13, 2024
Bradley K. Drake

Signature		Title	Date

By:	*	Director	December 13, 2024
Christopher B. Elliott

By:	*	Director	December 13, 2024
Carl Johnson, Jr.

By:	*	Director	December 13, 2024
James Michael Nolan, Jr.

*By:	/s/ Tyson T. Abston
Tyson T. Abston
Attorney-in-Fact
December 13, 2024